Exhibit 99.1

Suite 280, 625 Second Street
San Francisco, CA 94107
Tel: (415) 813-5079

PRESS RELEASE

Heavy Earth Resources Announces Appointment of B.A. (Brian) Hepp to its Board of Directors

SAN FRANCISCO, CALIFORNIA. October 9, 2012 – Heavy Earth Resources, Inc. ("Heavy Earth" or the "Company") (OTCBB: HEVI), an oil and gas exploration and production company focused on Central and South America is pleased to announce the appointment of B.A. (Brian) Hepp as a Director to Heavy Earth’s Board of Directors.

“We are very pleased to have Brian join our Board,” said Grant W. Draper, President and CEO of Heavy Earth Resources. “With his experience, Brian brings a deep understanding of exploration and production including a proven track record in start-up and transfer technologies.”

Mr. B.A. (Brian) Hepp, 57, has over 30 years of global engineering operations experience in the upstream petroleum industry. Prior to joining the UK-based oil and gas advisory firm, Rocky Mountain Limited, where Mr. Hepp provided consulting services for TNK-BP, Petrofac and others, Mr. Hepp worked in Drilling and Production operations with Talisman Energy and BP Canada, as Vice President of Engineering and Operations with Bitech Petroleum, Ltd., and as Group Operations Director for Northern Petroleum PLC. He began his career in 1982 as a process engineer with Fluor Canada Ltd.

Mr. Hepp was instrumental in increasing production in a northern Russian development from 600 to 10,000 barrels of oil per day (bopd) in less than two years, and increasing production from 450 to 6,000 bopd in a North African development, in less than 18 months of his initial involvement. More recently, he spearheaded a successful drilling and hydraulic fracture campaign in Europe and subsequently managed the design and the installation of production treatment facilities, which came in ahead of expectations and under budget.  This work program also witnessed his drilling team set an Eastern Hemisphere technology record for the longest successful casing while drilling run with a single bit.

In his role as a board member, Mr. Hepp will be assisting management to ensure a safe and efficient execution of its operations strategy. “His appointment comes at a pivotal time as the Company intends to commence its 2013-2014 work program while continuing to evaluate new asset acquisition opportunities,” said Grant Draper, CEO of Heavy Earth.

Mr. Hepp is a director of the UK-based oil and gas industry advisory firm Rocky Mountain Limited. He also served as a director of a number of subsidiaries of Northern Petroleum PLC (LSE: NOP), an oil and gas company listed on the AIM Stock Exchange in London, Bitech Petroleum UK and Lukoil Overseas UK.

Mr. Hepp received a Bachelors of Chemical Engineering from University of Saskatchewan and holds a Masters of Arts in Administration degree from Gonzaga University. In addition, Mr. Hepp’s memberships and professional accreditations include the Association of Professional Engineers, Geologists and Geophysicists of Alberta, Institute of Chemical Engineering, and the European Engineer and European Federation of National Engineering Associations.

About Heavy Earth Resources, Inc.

Heavy Earth Resources, Inc. is an oil and gas exploration, development and production company managed by experienced professionals and focused on under-explored regions and basins with proven petroleum geology fundamentals in Central and South America. The Company holds a significant drill ready, lower risk, prospect inventory in the Llanos and Lower Magdalena Basins, including a 50% working interest in the Morichito Block. The Morichito-5 oil discovery is expected to be in production in 1Q 2013 with additional developments in the Morichito discovery fairway scheduled for step out exploration in 1Q 2013.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy.  Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," or the negative thereof, and other variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs on the Morichito and La Maye Blocks resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities on the Morichito and La Maye Blocks; continued availability of capital and financing to fund exploration and development drilling activities; increases in operating costs; availability of skilled personnel; unpredictable weather conditions; the impact of political and economic instability in Colombia; the ability to obtain required approvals of regulatory authorities in Colombia; senior management’s general inexperience in oil and gas operations in Colombia;  members of senior management not being based in Colombia, and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," "recoverable," or “prospective” "reserves," and "resources" among others. U.S. Investors are urged to consider closely the disclosures in our Current Report on Form 8-K filed on May 4, 2012, and other filings available at www.sec.gov or from us at Heavy Earth Resources, Inc., 625 Second Street, Suite 280, San Francisco, California 94107.

For further information, please contact:
Grant W. Draper, President and CEO
Anthony J. Ives, COO and CFO
(415) 813-5079
Email: info@heavyearthresources.com
Website: www. heavyearthresources.com